                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K





(Mark One)

{X}      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1998.
                                            ------------------



                                       OR


{  }     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934

For the transition period from ________________________  to ___________________

Commission file number   0-16668
                       ----------

         A.       Full title of the plan and the address of the plan:

                  WSFS Financial Corporation
                  401(k) Savings and Retirement Plan
                  838 Market Street
                  Wilmington, DE  19899

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                  WSFS Financial Corporation
                  838 Market Street
                  Wilmington, DE  19899

                              REQUIRED INFORMATION




The audited financial statements required are incorporated herein by reference from the Financial Statements and Supplemental Information, December 31, 1998, attached as Exhibit 1.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               WSFS Financial Corporation
                                          401(k) Savings and Retirement Plan




DATE: June 30, 1999                       /s/        VICKI MYODA
                                          -------------------------------------
                                                     Vicki Myoda
                                                  Plan Administrator